UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP
OF SECURITIES

Filed pursuant to Section 16(a) of the Securities
Exchange Act of 1934, Section 17(a) of the Public
Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

1. Name and Address of Reporting Person(s)
   KIRSTEN MENANDER
   2250 Holcombe Blvd.
   Houston, Texas 77030

2. Date of Event Requiring Statement
	(Month/Day/Year)
   11/01/02

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   INTROGEN THERAPEUTICS, INC. (INGN)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
       Vice President

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

























Table I Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------

1)Title of Security   2)Amount of    3)Owner-   4) Nature
	                 Securities     ship       of Indir-
                       Beneficial-    Form:      ect Bene-
                       ly Owned       Direct     ficial
                                     (D)or       Owner-
                                      Indirect   ship
                                     (I)
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Table II Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

1)Title    2)Date Exer-       3)Title and     4)Conver-   5)Owner-    6)Nature
of Deriv-    cisable and       mount of        sion or    ship Form  of Indir-
ative        Expiration        Securities      Exercise   of Deriv-  ect Bene-
Security     Date (Month/      Underlying      Price of   ative Sec- ficial
             Day/Year)         Derivative      Deriv-     urities    Owner-
                               Security        ative      Direct (D) ship
                                               Secur-     or Indir-
                       	                       ity        ect (I)
            Date      Expira-           Amount
            Exer-     tion              or
            cisable   Date              Number
                                        of
       				 Title    Shares
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



Reminder: Report on a separate line for each class of Securities beneficially owned directly or indirectly.

Explanation of Responses:



SIGNATURE OF REPORTING PERSON

/s/ KIRSTEN MENANDER
------------------------------
KIRSTEN MENANDER
**Signature of Reporting Person

DATE 11/01/02

*If the form is filed by more than one reporting person, Instruction 5(b)(v).
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C.78ff(a).

Note: File three copies of this Form,
one of which must be manually signed.
If space is insufficient, See Instruction 6 for procedure.